Exhibit 99.2

LKQ Corporation to Acquire The Coast Distribution System

CHICAGO, IL (July 09, 2015) -- LKQ Corporation (Nasdaq: LKQ) and The Coast Distribution System, Inc. (NYSE MKT: CRV) today announced that they have signed a definitive agreement for LKQ to acquire Coast for $5.50 per share in cash. Coast is a leading distributor of replacement parts, supplies and accessories for recreational vehicles (RVs) primarily to retail parts and supplies stores, service and repair establishments, and new and used RV dealers in North America. Under the terms of the definitive agreement, a subsidiary of LKQ will commence a tender offer to acquire all outstanding shares of Coast’s common stock for $5.50 per share in cash. The tender offer is required to be commenced within 10 business days and to remain open for at least 20 business days after launch. The consummation of the tender offer is subject to satisfaction of customary conditions, including that the holders of at least a majority of Coast’s outstanding shares accept the offer. Any shares not tendered in the offer will be acquired, following consummation of the tender offer, in a second step merger at the same cash price as in the tender offer. The acquisition is currently expected to close in the third quarter of 2015. Coast's Board of Directors has unanimously recommended that Coast stockholders accept the offer and tender their shares. Total cash consideration payable for Coast’s outstanding shares is approximately $29 million. As of June 30, 2015 Coast had $19.5 million outstanding under its long-term revolving bank line of credit.

“The combination of Coast with our Specialty segment and RV business presents tremendous distribution and logistics synergies with our existing network, and expands our RV business with the addition of unique product offerings and brands,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

Robert W. Baird & Co. Incorporated and Duff & Phelps, LLC are acting as financial advisors to The Coast Distribution System, Inc. in this transaction.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.  LKQ has operations in North America, the United Kingdom, the Netherlands, Belgium, France, Scandinavia, Australia and Taiwan. LKQ offers its customers a broad range of replacement systems, components, equipment and parts to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

About The Coast Distribution System, Inc.

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America's largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets.  Coast supplies more than 14,000 products through 17 distribution centers located in the United States and Canada. Coast's customers consist of independently-owned RV dealers, supply stores and service centers.

Exhibit 99.2

Additional Information

The tender offer described in this news release has not yet commenced. This news release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Coast Distribution System, Inc. At the time the tender offer is commenced, LKQ and its wholly owned subsidiary, KAO Acquisition Sub, Inc., intend to file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Coast intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. LKQ, KAO Acquisition Sub and Coast intend to mail these documents to the stockholders of Coast. These documents will contain important information about the tender offer and stockholders of Coast are urged to read them carefully when they become available. Stockholders of Coast will be able to obtain a free copy of these documents (when they become available) and other documents filed by Coast, LKQ or KAO Acquisition Sub with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from the information agent named in the offer to purchase or from LKQ.

Forward Looking Statements

Certain statements in this press release that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements generally include expectations, beliefs, hopes, intentions or strategies regarding our future, including with respect to the proposed transaction described and statements or assumptions regarding the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, and other statements that are based on management's current beliefs and expectations of the company and the combined businesses.  Forward looking statements are subject to risks, uncertainties and other factors some of which are not currently known to us. Actual events or results may differ materially from those expressed or implied in the forward looking statements as a result of various factors. Some of such risks, uncertainties and other factors are described in LKQ’s and Coast’s annual reports on Form 10-K for the year ended December 31, 2014 and in subsequently filed quarterly reports on Form 10-Q. We assume no obligation to publicly update any forward looking statement to reflect events or circumstances arising after the date on which it was made, except as required by law.

Contacts:

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com

James Musbach, President and CEO-The Coast Distribution System, Inc.
(408) 782-6686
jmusbach@coastdist.com